FINANCIAL SUPPORT AGREEMENT

	THIS FINANCIAL SUPPORT AGREEMENT (this "Agreement") is entered into as of March 31, 1997 between LG ELECTRONICS INC., a Korean corporation ("LGE"), and ZENITH ELECTRONICS
CORPORATION, a Delaware corporation ("Zenith").


W I T N E S S E T H:


	WHEREAS, LGE, with its associated company, LG Semicon Co.,
Ltd., currently owns a majority of the issued and outstanding capital stock of Zenith; and

	WHEREAS, Zenith has requested certain financial support from LGE and LGE has agreed to provide such support in consideration of the issuance of the stock options to LGE as herein provided;

	NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants set forth in this Agreement, LGE and Zenith hereby agree as follows:

	1.	Parent Undertaking - Securitization Transactions.  LGE
shall, at the request of Zenith, provide a performance undertaking (the "Performance Undertaking") to the trustee (the "Trustee") of a trust to be formed for the purpose of establishing securitization program of trade receivables (the "Receivables") of Zenith and certain of its subsidiaries (collectively, the "Originators") in an aggregate principal amount not to exceed U.S. $200 million at any one time outstanding, pursuant to which LGE shall unconditionally and irrevocably undertake for the benefit of the Trustee to perform when due all of the respective covenants, agreements and other obligations (other than any payment obligations) of each of the Originators, Zenith, as servicer, Zenith Finance Corporation, a wholly-owned subsidiary of Zenith, as purchaser of Receivables from the Originators, under each agreement relating to such securitization program to which each such entity is a party; provided that the obligation of LGE to provide the Performance Undertaking shall not extend beyond March 31, 2,000; provided further that the terms of the Performance Undertaking shall not differ materially from the form of the Parent Undertaking Agreement (the "Parent Undertaking Agreement") attached hereto as
Exhibit 1 without LGE's prior written approval, which approval may be given or withheld by LGE, in its sole and absolute discretion.

	2.	LGE Guaranties - Lease Transactions.  LGE shall, at the
request of Zenith, execute and deliver guaranties (collectively, the "Guaranties") for the benefit of Zenith and Zenith Electronics Corporation of Texas, a wholly-owned subsidiary of Zenith (collectively, the "Lessees") in connection with (i) a lease (the "U.S. Lease") by Zenith for the term of twelve and half years relating to certain U.S.-sited equipment having an aggregate fair market value of U.S. $66,025,216, and (ii) a lease (the "Mexican Lease"; together with the U.S. Lease, collectively, the "Leases") for the term of twelve and half years relating to certain Mexico-sited equipment having an aggregate fair market value of U.S. $20,567,000, pursuant to which LGE shall irrevocably and unconditionally guarantee the payment obligations of the Lessees under the Leases and any other related agreements to which each Lessee is a party; provided that the terms of the Guaranties shall not differ materially from the form of the Guaranties attached hereto as Exhibit 2 without LGE's prior approval, which approval may be given or withheld by LGE, in its sole and absolute discretion.

	3.	Vendor Credit Line.  LGE shall provide, or cause to
provide, Zenith with a vendor credit line (the "Vendor Credit Line") in an aggregate amount not substantially in excess of US $100,000,000 outstanding at any time for an initial period of 3 years in connection with the sales of products by LGE or its subsidiaries or associated companies to Zenith; provided, however, that LGE, in its sole and absolute discretion, may (i) increase the amount of the Vendor Credit Line, (ii) terminate the term of the Vendor Credit Line at any time or (iii) extend the term of the Vendor Credit Line.

	4.	Stock Options.

	4.1	Issuance of Stock Options.  In consideration of LGE's
agreement to provide the Performance Undertaking Agreement, the Guaranties and the Vendor Credit Line, Zenith hereby agrees to grant to LGE irrevocable stock options (the "Stock Options") to purchase shares
(the "Shares") of the common stock of Zenith at a purchase price of one cent ($.01) per Share (the "Purchase Price") up to 3,965,000 Shares, being the number obtained by dividing (X) the sum of (i) $6,000,000 (the Securitization Transactions undertaking fees, as computed below), plus (ii) $30,650,000 (the Lease Transactions guarantee fees as computed below), plus (iii) $3,000,000 (the Vendor Credit Line fees, as computed below) by
(Y) $10, being an amount rounded, if necessary, to the nearest dollar of the average closing price per Share on the New York Stock Exchange for the month of March, 1997.

	For purposes of this Agreement, (i) the Securitization Transactions undertaking fees shall be the product of (a) 1% of $200,000,000 times (b)
3 (years); (ii) the Lease Transactions guarantee fees shall be the product of
(a) approximately 2.83% of $86,600,000 times (b) 12.5 (years); and (iii) the Vendor Credit Line fees shall be the product of (a) 1% of $100,000,000 times (b) 3 (years). LGE acknowledges that the aggregate amount of the fees to be paid by Zenith to LGE shall be subject to a fairness opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Zenith agrees to renegotiate the amount of fees with respect to the Vendor Credit Line in the event that LGE substantially increases the amount of the Vendor Credit Line, in its sole and absolute discretion.

	4.2	Shares to be Issued under the Stock Options.  Zenith
warrants and covenants that the Shares to be issued upon the exercise of the Stock Options shall be duly authorized, fully paid, non-assessable and validly issued when issued and shall have all of the same rights and entitlement as the shares of the common stock as described in Section 4.3 of the Stock Purchase Agreement dated as of July 17, 1995 between LGE and Zenith.

	4.3	Exercise and Transfer of Stock Options.

		(a)	The Stock Options granted in this
Agreement shall vest and may be exercised in whole or in part, as set forth in Schedule A attached to this Agreement. The Stock Options shall terminate on
March 31, 2012.

		(b)	In the event LGE or any permitted
assignee wishes to exercise the Stock Options in whole or in part, LGE or such assignee shall send a written notice (an "Exercise Notice") to Zenith specifying the total number of Shares LGE or such assignee wishes to purchase, the denominations of the certificate or certificates evidencing such Shares which LGE or such assignee wishes to receive, a date which shall be a business day which is at least five business days after delivery of such notice, and the place for the closing of such purchase (a
"Closing"), which place will be in Chicago, Illinois.
LGE may, in its discretion upon its exercise of the Stock Options, have any Shares issued in the name of any of subsidiaries or associated companies.

		(c)	Upon receipt of an Exercise Notice,
Zenith shall be obligated to deliver to LGE or LGE's permitted assignee a certificate or certificates evidencing the number of Shares specified therein, in accordance with the terms of this Agreement, on the date specified in such Exercise Notice.

		(d)	LGE may assign the Stock Options in
whole or in part to any of LGE's subsidiaries or associated companies.

		(e)	In the event Zenith shall be
prohibited from delivering any of the Shares to LGE upon any exercise of the Stock Option, as a result of any law, rule, regulation, judgment, order or decree of any government, governmental body or court having jurisdiction over Zenith, Zenith and LGE shall negotiate in good faith and agree on an alternative consideration to be provided to LGE in an amount and on the terms at least as favorable to LGE as the Stock Options granted or to be granted hereunder.

	4.4	Closing.  At each Closing, Zenith will deliver to LGE a
certificate or certificates evidencing the number of Shares specified in the applicable Exercise Notice (in the denominations specified therein) against payment of the Purchase Price therefor by LGE to Zenith. All payments made by LGE to Zenith pursuant to this Section 4.4 shall be made, at the option of LGE, either (a) by wire transfer of immediately available United States funds in amount of the aggregate Purchase Price for the Shares being purchased, or (b) by delivery to Zenith of a certified or bank check or checks payable in the United States to or on the order of Zenith in an amount equal to the aggregate Purchase Price.

	4.5	Adjustments of Shares.

		(a)	In the event of any change in the
capitalization of Zenith or in the number of outstanding shares of Zenith by reason of a stock dividend, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction, or any other change in the corporate or capital structure of Zenith (including, without limitation, the declaration or payment of an extraordinary dividend in cash, securities or other property), the type and number of shares or securities to be issued by Zenith upon exercise of the Stock Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that LGE shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that LGE would have received if the Stock
Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and elected to the fullest extend it would have been permitted to elect, to receive such securities, cash or other property.

		(b)	In the event that Zenith shall enter
into an agreement (i) to consolidate with or merge into any person, and Zenith shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person to merge into Zenith and Zenith shall be the continuing or surviving corporation but, in connection with such merger, the then outstanding shares of Zenith shall be changed into or exchanged for stock or other securities of Zenith or any other person or into cash or any other property, or the outstanding shares of Zenith shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person in a single transaction or series of related transactions and, in connection with such sale or transfer the outstanding shares of Zenith shall be changed into or exchanged for stock or other securities of Zenith or any other person or into cash or any other property, then in any such case, proper provision shall be made in the agreements governing such transaction so that LGE shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that LGE would have received if the Stock Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

	4.6	Registration Rights.

		(a)	Demand Registration. Commencing
on May 1, 1997, LGE shall have the right to require
Zenith to register all or any portion of the Shares received by LGE as a result of exercises by then of the Stock Options pursuant to Section 4.3 above for disposition on a delayed or continuous basis pursuant to Rule 415 of the U.S. Securities Act of 1933, as amended (the "Securities Act"). Upon receipt of such request, Zenith shall effect the registration under the Securities Act of all such Shares within 120 days of receipt of such request for disposition in accordance with the intended method of disposition stated in such request. Zenith shall take such actions as are reasonably required in order to expedite or facilitate the registration of the Shares, including, without limitation, (i) preparing and filing with the U.S. Securities and Exchange
Commission (the "Commission") a registration statement, or any amendments and supplements thereto, with respect to such Shares and causing such registration statement to become and remain effective for the period of the distribution contemplated thereby, (ii) qualifying the Shares covered by such registration statement under such other securities or blue sky laws of such jurisdiction within the United States as shall be reasonably appropriate for the distribution of such Shares, (iii) entering into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form), (iv) providing to LGE so many copies of the final prospectus with respect to the registration statement as LGE may reasonably request, and (v) otherwise complying with all applicable rules and regulations of the Commission.

		(b)	Incidental Registration.  If at any
time Zenith determines that it shall file a registration statement under the Securities Act on any form that would also permit the registration of the Shares and such filing is to be on its behalf and/or on behalf of selling holders, Zenith shall each such time promptly give LGE written notice of such determination setting forth the date on which Zenith proposes to file such registration statement, which date shall be no earlier than sixty (60) days from the date of such notice, and advising Zenith of its right to have the Shares received by LGE as a result of exercises by then of the Stock Option pursuant to Section 5.1 above included in such registration. Upon the written request of LGE received by Zenith no later than thirty (30) days after the date of Zenith's notice, Zenith shall effect the registration under the Securities Act of all such Shares within 120 days of receipt of such request except, however, to the extent that the managing underwriter, if any, of the offering with respect to which such registration statement shall have been filed shall determine in good faith that the inclusion of such Shares would interfere with the successful marketing of such offering, in which case such Shares, or a portion thereof determined by such managing underwriter, shall be excluded from such registration.

		(c)	Expenses of Registration.  All
expenses incurred in connection with each registration pursuant to Paragraph (a) or (b) of this
Section 4.6, including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees, fees of the National Association of Securities
Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky law, fees and disbursements of counsel for Zenith, and the fees and expenses of counsel for LGE, shall be paid by Zenith.

		(d)	Indemnification.  In the event any
Share is included in a registration statement pursuant to this Section 4.6, Zenith shall indemnify
LGE, its directors and officers, each person who participates in the offering and each person who controls LGE within the meaning of Section 15 of the Securities Act against losses, claims, damages, expenses, or liabilities to which they may become subject under the Securities Act or otherwise, arising out of or based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof or in the final prospectus with respect thereto filed with the Commission pursuant to Rule 424(b) or arising out of or based on the omission or alleged omission to state in the registration statement, the final prospectus, or any preliminary prospectus, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except insofar as such losses, claims, damages, expenses or liabilities are caused by information provided in writing by LGE to Zenith expressly for inclusion in such registration statement, final prospectus, or preliminary prospectus.

		(e)	Transfer of Registration Rights.  The
registration rights of LGE under this Section 4.6 with respect to any Share may be transferred to (i) any transferee of such Share who acquires at least twenty percent (20%) of LGE's Shares received by LGE as a result of exercises by them of the Stock
Option pursuant to Section 4.3 or (ii) any of its subsidiaries or associated companies.

	5.	Representations.  Each of the parties represents on its own
behalf to the other party that:

		(a)	Such party has obtained all
authorization, consents, approvals, orders or licenses required of it under applicable laws, rules or regulations (including, in the case of LGE, those of the Republic of Korea) for the execution, delivery and performance of its obligations under this Agreement (including, in the case of Zenith, the approval of the Audit Committee has been obtained and notice to shareholders will be given promptly);

		(b)	The execution, delivery and
performance of this Agreement by such party does not (a) violate or conflict with (i) its articles of incorporation or by-laws or any comparable organizational documents, (ii) any applicable laws, rules or regulations or (iii) any order, writ, judgment, award, injunction or decree binding on or affecting it or its properties and (B) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it or its properties are bound;

		(c)	This Agreement has been duly
authorized by all necessary corporate action on the part of such party and is a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

	6.	Reimbursement and Interest.  Zenith shall reimburse the
payments made by LGE to the relevant beneficiaries pursuant hereto. In addition, Zenith shall pay to LGE monthly or semi-annually in arrears, interest on the payments made by LGE to the relevant beneficiaries pursuant hereto, accrued on the date of payment until payment of such interest in full, at a rate equal to the call-loan rate charged to LGE on the date of payment by a Korean bank selected by LGE and with which LGE transacts banking business.

	7.	Subrogation.  Zenith agrees that subject to the terms of the
Parent Undertaking Agreement and the Guaranties, LGE, by virtue of any payment or performance to the relevant beneficiaries pursuant hereto, shall be subrogated to such beneficiaries' claim against Zenith or any person relating thereto.

	8.	Indemnity.  Zenith hereby undertakes to indemnify and hold
harmless LGE from and against all liabilities, costs, losses, damages and expenses which LGE may incur or sustain by reason of or arising in any way in connection with the performance or payment by LGE to the relevant beneficiaries pursuant hereto.

	9.  Covenants of Zenith

	9.1	Reporting Requirements and Other Documents.  Zenith
shall furnish to LGE a copy of each document or instrument to be delivered to each of the parties to, and in connection with, the transactions described in Section 1 above (herein called, the "Securitization Transactions") and the transactions described in Section 2 above (herein called, the "Lease Transactions") by Zenith and its subsidiaries. Zenith shall furnish or cause to be furnished to LGE such financial and operating data and other information with respect to the business and properties of Zenith and any of its subsidiaries as LGE may reasonably request from time to time.

	9.2	Notice of Material Adverse Effect.  Zenith shall give prompt notice to LGE of (i) any material breach of, or the occurrence or nonoccurrence of any event which with notice or lapse of time or both would be a material breach of, any representation or warranty or covenant or agreement contained in this Agreement, (ii) the occurrence or nonoccurrence of any event which with notice or lapse of time or both would be an event of default under, or otherwise a material breach of any representation or warranty or covenant or agreement contained in, any of the agreements into which Zenith shall have entered in connection with the Securitization Transactions or the Lease Transactions or (iii) the occurrence of any event which could have a material adverse effect on the condition (financial or otherwise), earnings, business affairs or business prospects of Zenith and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business.

	9.3	Consents of LGE.  Zenith acknowledges that LGE shall
have no obligation to consent to any amendment, modification, supplement or change of any term or condition of any of the agreements into which Zenith shall have entered in connection with the Securitization Transactions or the Lease Transactions. LGE may consent to such amendment, modification, supplement or change, in its sole and absolute discretion. Zenith agrees to consult with LGE prior to its dealings with any of the parties to the Securitization Transactions and the Lease Transactions. Unless LGE shall otherwise consent in writing, Zenith shall not amend, modify, supplement or change in any manner, any term or condition of any of the agreements into which Zenith shall have entered in connection with the Securitization Transactions and the Lease Transactions.

	9.4	Taxes.

		(a)	Zenith shall make its best efforts to
(i) minimize its tax liabilities that may accrue under the United States tax laws and regulations, including the interest stripping provision thereunder, in connection with the Performance Undertaking
Agreement, the Guaranties or the Vendor Credit
Line and (ii) minimize tax liabilities to which LGE may be subject with respect to the Shares received upon exercise by it of the Stock Option.

		(b)	Upon the reasonable request of LGE,
Zenith shall cause each beneficiary under the Performance Undertaking Agreement or the
Guaranties which shall have been organized under the laws of a jurisdiction outside the United States to provide LGE with Internal Revenue Service form
1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue
Service, certifying that such beneficiary is exempt from or is entitled to a reduced rate of United States withholding tax on payments under the relevant agreements or documents.

	9.5	Default.  In the event that Zenith shall fail to perform or
observe any agreement set forth in this Agreement, LGE shall terminate the Vendor Credit Line, and LGE may take any other actions, as it deems necessary.

	10.  Miscellaneous

	10.1	Governing Law.  This Agreement shall he governed by,
construed under and enforced in accordance with, the laws of the State of Illinois.

	10.2	Consent to Jurisdiction.  LGE and Zenith hereby irrevocably
and unconditionally submit to the nonexclusive jurisdiction of any court of the State of Illinois or the Federal courts of the United States of America sitting in Illinois, and any appellate court from any thereof, in any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby and LGE and Zenith hereby agree that any summons, pleading, judgment, memorandum of law, or other paper relevant to any action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 10.4. Nothing in the proceeding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

	10.3	Expenses.  Except as provided in Article 4, each of the
parties shall pay its own expenses incurred in connection with the negotiation and preparation of this Agreement and the effectuation of the transactions contemplated hereby including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants.

	10.4	Notices.  In case of any event or circumstance giving rise to an obligation of LGE or Zenith to provide notice hereunder, such notice shall be delivered within the time specifically set forth herein or, if no such time is specified, then as promptly as practicable after becoming aware of such event or circumstance. Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery, by cable, telecopy or telegram (with a confirmation copy mailed as follows), by Federal Express, United Parcel Service, or other reputable commercial delivery service, or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Mailed notices shall be addressed as follows, but each party may change address by written notice in accordance with this paragraph.

		To Zenith:		Zenith Electronics Corporation
					1000 Milwaukee Avenue
					Glenview, Illinois   60025

					Attention:  Chief Financial Officer



		To LGE:		LG Electronics Inc.
					20 Yoido-dong
					Youngdungpo-gu
					Seoul, Korea 150-721

					Attention:  Director of Finance

	10.5	Severability.  The exercise of the rights and the performance of the obligations of the parties hereunder are subject to applicable laws, regulations, rules and decisions of the courts and other government, governmental agencies and authorities having jurisdiction over such rights and obligations. The unenforceability or invalidity of any provision of the Agreement shall not affect any other provision hereof and in the event of a judicial, administrative or arbitral finding of such unenforceability or invalidity, the Agreement shall remain in force in all other respects.

	10.6	Waiver.  No term or provision hereof shall be deemed
waived and no breach hereof excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.
No waiver hereunder shall apply or be construed to apply beyond its expressly stated terms. No failure is exercise and no delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof. No failure to insist upon strict performance of any term or provision of this Agreement or to exercise any right hereunder, shall be construed as a waiver or as a relinquishment of such term, provision or right.

	10.7	Assignment and Parties in Interest. This Agreement and the
rights hereunder may not be assigned by LGE or Zenith without the prior written consent of the other party, which may be given or withheld in the other party's discretion, except that LGE may (i) exercise any or all rights and/of fulfill any or all obligations under this Agreement in conjunction with or through one or more associated companies of LGE; and/or (ii) assign this Agreement to an associated company of LGE. This Agreement shall be binding upon and inure solely to the benefit of LGE and Zenith and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

	10.8	Amendment.  This Agreement may be amended only by a
written instrument executed and delivered by a duly authorized officer of LGE and a duly authorized officer of Zenith.

	10.9	Cumulation of Remedies.  All remedies available to any
party for breach or non-performance of this Agreement are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law, and may be exercised concurrently or separately, and the exercise of and any remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

	10.10 Headings; References. Headings used in this Agreement are inserted as a matter of convenience and for reference, do not constitute a part of this Agreement for any other purpose, and shall not affect the interpretation or enforcement hereof or thereof.

	10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

	IN WITNESS WHEREOF, the parties hereby have executed and delivered this Agreement as of the date first above written.

						LG ELECTRONICS INC.


						By:
	_________________________		        		Name:
		        Title:


						ZENITH ELECTRONICS
CORPORATION


						By:
	_________________________
		      Name:
		   Title: